Exhibit 99.1

Delta Apparel Appoints New Member to Board of Directors

DULUTH, Ga.--(BUSINESS WIRE)--December 29, 2008--Delta Apparel, Inc. (AMEX: DLA) today announced the appointment of James “Al” Cochran to its Board of Directors. Mr. Cochran brings more than 25 years of proven financial and operational leadership to the Board of Directors.

Mr. Cochran is Senior Vice President responsible for Investor Relations and Corporate Strategies of TurboChef Technologies, Inc. (NASDAQ:OVEN), a provider of equipment, technology and services for high speed preparation of food, a position he has held since October 2007. Upon joining TurboChef Technologies in October 2003 and prior to assuming his current responsibilities, Mr. Cochran held the position of Senior Vice President and Chief Financial Officer. He served as Chief Financial Officer of PracticeWorks, Inc. (NASDAQ:PRWK), from 2001 until its acquisition by The Eastman Kodak Company in October 2003 and he served as Chief Financial Officer of VitalWorks, Inc., the former parent of PracticeWorks, from 1999 to 2001. From 1992 until joining VitalWorks, Mr. Cochran was a member of the accounting firm of BDO Seidman, LLP, serving as a Partner since 1995. He is a Certified Public Accountant holding a BS in Accounting and an MBA in Corporate Finance from Georgia State University.

“Al brings a wealth of business experience to our Company,” commented Robert W. Humphreys, President and CEO of Delta Apparel, Inc. “The expansion of our Board of Directors ensures our Company will continue to benefit from a diversity of experience and opinions. We are pleased to welcome Al, and are confident he will make a significant contribution to our Board of Directors.”

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiaries, M. J. Soffe Co. and Junkfood Clothing Company, is an international apparel design, manufacturing, sourcing and marketing company that features a diverse portfolio of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic products through almost every distribution channel for these types of apparel. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Its products are also available direct to consumers on its websites at www.soffe.com, www.junkfoodforever.com, and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico, and it employs approximately 6,700 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

CONTACT:
Delta Apparel, Inc.
Company Contact:
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
Investor Relations Contact:
Brendon Frey, 203-682-8200
Integrated Corporate Relations